                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        MELITA INTERNATIONAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                        MELITA INTERNATIONAL CORPORATION
                         5051 PEACHTREE CORNERS CIRCLE
                          NORCROSS, GEORGIA 30092-2500
                                 (770) 239-4000
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 26, 1999

                             ---------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Melita International Corporation ("Melita") will be held at the Atlanta Financial Center, 18th Floor, 3343 Peachtree Road, N.E., Atlanta, Georgia 30326, at 10:00 a.m., Atlanta, Georgia time, on Wednesday, May 26, 1999 (the "Meeting"), to consider and act upon:

     1. the election of four persons to serve as members of Melita's Board of Directors;

     2. a proposal to ratify the selection of independent public accountants for Melita's current fiscal year; and

     3. such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 22, 1999, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting.

                                          By Order of the Board of Directors,
                                          /S/ Dan K. Lowring
                                          Dan K. Lowring
                                          Secretary

April 26, 1999
Atlanta, Georgia

                                   IMPORTANT

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                 (MELITA LOGO)

                        MELITA INTERNATIONAL CORPORATION
                         5051 PEACHTREE CORNERS CIRCLE
                          NORCROSS, GEORGIA 30092-2500
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 26, 1999
                             ---------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

SHAREHOLDERS MEETING

     This Proxy Statement and the enclosed proxy ("Proxy") are furnished on behalf of the Board of Directors of Melita International Corporation, a Georgia corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on May 26, 1999 at 10:00 a.m., Atlanta, Georgia time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Atlanta Financial Center, 18th Floor, 3343 Peachtree Road, N.E., Atlanta, Georgia 30326. Melita intends to mail this Proxy Statement and the accompanying Proxy card on or about April 26, 1999, to all shareholders entitled to vote at the Annual Meeting.

SHAREHOLDERS ENTITLED TO VOTE

     Only holders of record of Melita's common stock, no par value ("Common Stock"), at the close of business on April 22, 1999 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 22, 1999, Melita had outstanding and entitled to vote 15,647,352 shares of common stock, no par value per share ("Common Stock"). Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. Any shareholder who signs and returns a Proxy has the power to revoke it at any time before it is exercised by providing written notice of revocation to the Secretary of Melita or by filing with the Secretary of Melita a Proxy bearing a later date. The holders of a majority of the total shares of Common Stock outstanding on the record date, whether present at the Annual Meeting in person or represented by Proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The shares held by each shareholder who signs and returns the enclosed form of Proxy will be counted for the purposes of determining the existence of a quorum at the Annual Meeting, whether or not the shareholder abstains on all or any matter to be acted on at the Annual Meeting. Abstentions and broker non-votes both will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

COUNTING OF VOTES

     The purpose of the Annual Meeting is to consider and act upon the matters which are listed in the accompanying Notice of Annual Meeting and set forth in this Proxy Statement. The enclosed form of Proxy provides a means for a shareholder to vote for all of the matters listed in the accompanying Notice of Annual Meeting and described in the Proxy Statement. The enclosed form of Proxy also provides a means for a shareholder to vote for all of the nominees for Director listed thereon or to withhold authority to vote for one or more of such nominees. Melita's Bylaws provide that Directors are elected by a plurality of the votes cast. Plurality means that more votes must be cast in favor of the election of a Director than those cast against election of such Director. Accordingly, the withholding of authority by a shareholder (including broker non-votes) will not be counted in computing a plurality and thus will have no effect on the results of the election of such nominees.

     The accompanying form of Proxy also provides a means for a shareholder to vote for, against or abstain from voting on each of the other matters to be acted upon at the Annual Meeting. Each Proxy will be voted in accordance with the shareholder's directions. The affirmative vote of a majority of the shares of Common Stock present in person or represented by a Proxy and entitled to vote on proposal two set forth in the accompanying Notice of Annual Meeting is required for the approval of each such proposal. Approval of any other matters as may properly come before the meeting generally also will require the affirmative vote of a majority of the shares of Common Stock present in person or represented by a Proxy and entitled to vote at the meeting. Abstentions with respect to proposal two will have the same effect as a vote against this proposal. With respect to broker non-votes, the shares will not be considered present at the meeting for the proposal to which authority was withheld. Consequently, broker non-votes will not be counted with regard to the proposal, but they will have the effect of reducing the number of affirmative votes required to approve the proposal, because they reduce the number of shares present or represented from which a majority is calculated. There are no dissenter's rights with respect to any matter to be acted upon pursuant to this Proxy Statement.

PROXIES AND SOLICITATION

     When the enclosed Proxy is properly signed and returned, the shares which it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented by a signed Proxy will be voted in favor of the nominees for election to the Board of Directors, and in favor of the approval of proposal two.

     Proxies will be solicited from Melita's shareholders by mail. Melita will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. It is possible that directors, officers and other employees of Melita may make further solicitation personally or by telephone, facsimile or mail. Directors, officers and other employees of Melita will receive no additional compensation for any such further solicitation.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the amount and percent of shares of Common Stock which, as of April 22, 1999, are deemed under the rules of the Securities and Exchange Commission (the "Commission") to be "beneficially owned" by each member of the Board of Directors of Melita, by each nominee for election to the Board of Directors, by each executive officer of Melita, by all directors, nominees and executive officers of Melita as a group, and by any person or "group" (as that term is used in the Securities Act of 1934, as amended) known to Melita as of that date to be a "beneficial owner" of more than 5% of the outstanding shares of Common Stock of Melita.

                                                                  COMMON STOCK BENEFICIALLY
                                                                          OWNED(1)
                                                              ---------------------------------
                                                              NUMBER OF SHARES OF    PERCENTAGE
DIRECTORS AND EXECUTIVE OFFICERS                                 COMMON STOCK         OF CLASS
--------------------------------                              -------------------    ----------
Aleksander Szlam(2).........................................      11,147,395           71.24%
Andrew J. Filipowski(3).....................................          10,000               *
Donald L. House(4)..........................................          22,000               *
Don W. Hubble(5)............................................          21,000               *
William K. Dumont(6)........................................           8,750               *
John A. Lamb(7).............................................          23,750               *
Dan K. Lowring(8)...........................................          23,311               *
All executive officers and directors as a group (7
  persons)(9)...............................................      11,234,703           71.80%

---------------

 *  Less than 1% of the outstanding Common Stock.
(1) Information with respect to "beneficial ownership" shown in the table above is based on information supplied by the directors and executive officers of Melita and filings made with the Commission or furnished to Melita by other shareholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 15,647,352 shares of Common Stock outstanding as of April 22, 1999 and includes shares of Common Stock subject to options which may be exercised within 60 days of April 22, 1999. Such shares are deemed to be outstanding for the purposes of computing the percentage ownership of the individual holding such shares, but are not deemed outstanding for purposes of computing the percentage of any other person shown in the table.
(2) Consists of 11,143,395 shares held by a limited partnership controlled by Mr. Szlam and 4,000 shares held indirectly by Mr. Szlam's children.
(3) Includes 2,500 shares issuable pursuant to options exercisable within 60 days of April 22, 1999.
(4) Includes 17,000 shares issuable pursuant to options exercisable within 60 days of April 22, 1999.
(5) Includes 17,000 shares issuable pursuant to options exercisable within 60 days of April 22, 1999.
(6) Includes 8,750 shares issuable pursuant to options exercisable within 60 days of April 22, 1999.
(7) Includes 23,750 shares issuable pursuant to options exercisable within 60 days of April 22, 1999.
(8) Includes 22,125 shares issuable pursuant to options exercisable within 60 days of April 22, 1999.
(9) Includes 11,143,395 shares held by a limited partnership controlled by Mr. Szlam, 4,000 shares held indirectly by Mr. Szlam's children, and 91,125 shares issuable pursuant to options exercisable within 60 days of April 22, 1999.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

INTRODUCTION

     At the Annual Meeting, four directors are to be elected for the terms described below. Each of the nominees for election to the Board of Directors is currently a director of Melita. If elected at the Annual Meeting, each of the nominees would serve until the Annual Meeting held in 1999 and until his successor is duly elected and qualified, or until such directors earlier death, resignation or removal.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may select. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

     The Board of Directors recommends a vote FOR each named nominee.

NOMINEES

     The name and age, principal occupation or employment, and other data regarding each nominee, based on information received from the respective nominees, are set forth below:

     ALEKSANDER SZLAM

          Mr. Szlam, 47, founded Melita in 1979 and has served as Chairman of the Board and Chief Executive Officer of Melita since its inception. Prior to founding Melita, Mr. Szlam worked as a design engineer and scientist at Lockheed Corporation, NCR and Solid State Systems.

     DONALD L. HOUSE

          Mr. House, 56, is a private investor and business consultant. Mr. House has served as a member of the Board of Directors of Clarus Corporation (formerly known as SQL Financials International, Inc.), a client/server software company, since January 1993. From September 1991 until December 1992, Mr. House served as President of Prentice Hall Professional Software, Inc., a subsidiary of Simon and Schuster, Inc. Since 1988, he has been a business advisor, director and investor in a number of emerging growth high technology companies. From 1968 through 1987, Mr. House served in a number of positions with Management Science America, Inc., a provider of application software.

     DON W. HUBBLE

          Mr. Hubble, 59, is Chairman, President and CEO of Angelica Corporation, a health-care, textile rental and apparel company, since January 1998 and served as an independent consultant from October 1996 to December 1997. Mr. Hubble served with National Service Industries, Inc., or NSI, from 1980 until October 1996, most recently serving as President and Chief Operating Officer. Mr. Hubble also served in various capacities with a number of divisions of NSI, including National Linen Service, Block Industries and Certified Leasing Company.

     ANDREW J. FILIPOWSKI

          Mr. Filipowski, 48 is a founder, President, Chief Executive Officer and Chairman of the Board of Directors of Platinum Technology, Inc. since its formation in April 1987. Mr. Filipowski is also a director of Mastering, Inc., System Software Associates, Inc. and Platinum Entertainment, Inc., a publicly held integrated music recording and publishing company.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     During 1998, the Board of Directors held 6 meetings. With the exception of Mr. Filipowski, who was appointed to the Board of Directors in April 1999, all of the directors attended at least 75% of the aggregate total number of meetings of the Board of Directors held during their tenure and meetings of committees of the Board of Directors on which they served.

     Melita's Board of Directors has established an Audit Committee and Compensation Committee. Donald L. House and Don W. Hubble presently serve on the Audit Committee. The Audit Committee met 2 times in 1998. The primary functions of the Audit Committee are to (i) review the scope and timing of the audit and non-audit services to be rendered by Melita's independent accountants, to review audit plans of the independent accountants and internal auditors and to review the reports upon completion of their audits, (ii) to review the appropriateness of Melita's accounting policies, the adequacy of its financial controls and the reliability of the financial information reported to the public, and (iii) to report to the Board of Directors on its activities. Donald L. House and Don W. Hubble presently serve on the Compensation Committee. The Compensation Committee met 6 times in 1998. The primary functions of the Compensation Committee are to review and approve, subject to ratification of the Board of Directors, the Chief Executive Officer's compensation, to consult with the Chief Executive Officer and approve compensation for executive officers and other key employees, to administer Melita's stock option plans and employee stock purchase plan including approval of all awards thereunder, to approve management incentive plans for senior management, and to report to the Board of Directors on these activities.

     As compensation for serving on the Board of Directors, directors who are not also employees of Melita ("Nonemployee Directors") receive $1,000 for each meeting of the full Board and $500 for each Committee meeting. In Melita's discretion, Nonemployee Directors may also be reimbursed for reasonable expenses incurred by them in connection with their attendance at Board Meetings. Nonemployee Directors are also eligible to receive options under Melita's 1997 Stock Option Plan. Under this plan, Nonemployee Directors receive an option to purchase 10,000 shares of Melita's common stock each year, with one-sixth of such options vesting for each bi-monthly board meeting attended. These options vest ratably upon a director's attendance at each of the regular board meetings. The Nonemployee Directors other than Mr. Filipowski each received an option to purchase 5,000 shares of Melita's common stock based on the performance of the market price of the common stock.

EXECUTIVE OFFICERS

     In addition to the individuals nominated for director above who are also executive officers of Melita, the following individuals presently serve as executive officers of Melita:

     WILLIAM K. DUMONT

          Mr. Dumont has served as Executive Vice President and Chief Operating Officer since April 1999, as Senior Vice President, Worldwide Sales of Melita from April 1999 to August 1998 and as Vice President, Sales of Melita from December 1996 to August 1998. Prior to joining Melita, Mr. Dumont served as Regional Manager for Octel Communications Corporation from 1994 to 1996, and from 1990 to 1994 he served as Regional Vice President of VMX, Inc., both of which are voice processing companies.

     JOHN A. LAMB

          Mr. Lamb has served as Senior Vice President, Corporate Development of Melita since April 1999 and Senior Vice President, Strategic Product Marketing of Melita from August 1998 to April 1999. Mr. Lamb also served as Vice President, New Business Development of Melita from September 1996 to August 1998, and was Director of Special Projects of Melita from February 1996 to September 1996. Mr. Lamb served as Vice President, Research and Development of Microhelp, Inc., a software development company, from January 1995 to November 1995. From 1990 to 1995, he held various positions in the sales and engineering departments of Melita.

     DAN K. LOWRING

          Mr. Lowring has served as Vice President, Administration and Chief Financial Officer of Melita since August 1998 and has served as Vice President, Corporate and Strategic Planning of Melita from December 1997 to August 1998. He has also served as Treasurer of Melita since January 1997 and as Secretary since March 1997. From July 1993 to December 1996 he served as Director of Finance of Melita. From March 1993 to July 1993 he served as Controller of Melita, and from October 1990 to March 1993 he served as Manager of Finance of Melita. Prior to joining Melita, Mr. Lowring served in various capacities with a division of Raymond James Financial, Inc. and with R.H. Macy & Co.

EXECUTIVE COMPENSATION

     The following table presents certain summary information concerning compensation earned for services rendered to Melita by Melita's Chief Executive Officer and each of the other four most highly compensated executive officers of Melita during 1998 (collectively the "Named Executive Officers") for the fiscal years ended December 31, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM
                                                                             COMPENSATION
                                                    ANNUAL                      AWARDS
                                                 COMPENSATION                ------------
                                    --------------------------------------    SECURITIES
                                                            OTHER ANNUAL      UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY    BONUS(1)    COMPENSATION(2)    OPTIONS(#)    COMPENSATION
---------------------------  ----   --------   --------    ---------------   ------------   ------------
Aleksander Szlam...........  1998   $300,000   $240,000          --                 --          --
  Chairman of the Board and  1997   $300,000   $160,000(3)       --                 --          --
  Chief Executive Officer
William K. Dumont..........  1998   $139,846   $124,000          --             65,000          --
  Executive Vice President   1997   $120,000          0          --             35,000          --
  and Chief Operating
  Officer
John A. Lamb...............  1998   $130,385   $ 18,000          --             27,500          --
  Senior Vice President      1997   $119,596   $ 15,000          --             35,000          --
  Corporate Development
Dan K. Lowring.............  1998   $119,923   $ 22,666          --             50,000          --
  Vice President             1997   $ 81,827   $ 17,000          --              5,000          --
  Administration and Chief
  Financial Officer

---------------

(1) Except as noted, bonuses awarded and paid in each year were based upon prior year performance.
(2) In accordance with rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for such year.
(3) Bonus accrued during 1997 pursuant to Mr. Szlam's employment agreement with Melita.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning options granted during the year ended December 31, 1997 to the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                                   NUMBER OF     % OF TOTAL                            ANNUAL RATES OF STOCK
                                   SECURITIES     OPTIONS      EXERCISE                PRICE APPRECIATION FOR
                                   UNDERLYING    GRANTED TO    OR BASE                     OPTION TERM(2)
                         OPTION     OPTIONS     EMPLOYEES IN    PRICE     EXPIRATION   ----------------------
NAME                      DATE     GRANTED(1)   FISCAL YEAR     ($/SH)       DATE         5%           10%
----                    --------   ----------   ------------   --------   ----------   ---------    ---------
Aleksander Szlam......                   --          --            --                        --           --
William K. Dumont.....   8/11/98     20,000         1.9%        10.25       8/11/08    $128,923     $326,717
                        10/21/98     45,000         4.4%        10.75      10/21/08    $304,228     $770,973
Dan K. Lowring........    1/1/98     12,000         1.2%         9.06        1/1/08    $ 68,373     $173,272
                         8/31/98     20,000         1.9%         8.38       8/31/08    $105,403     $267,111
                        10/21/98     18,000         1.8%        10.75      10/21/08    $121,691     $308,389
John A. Lamb..........   8/31/98     10,000         1.0%         8.38       8/31/08    $ 52,701     $133,556
                        10/21/98     17,500         1.7%        10.75      10/21/08    $118,311     $299,823

---------------

(1) The options granted to the named executive officers were awarded under Melita's 1997 Stock Option Plan (the "1997 Plan"). The options granted under the 1997 Plan are exercisable for a period not to exceed ten years from the date of grant. Options generally vest over four years of continuous employment with Melita. The exercise price of each option granted was not less than 100% of the fair market value of a share of Common Stock on the date of grant.
(2) Amounts represent the hypothetical gains that could be achieved for the respective options at the end of the ten year option term. The assumed 5% and 10% rates of stock appreciation are mandated by the rules of the Securities and Exchange Commission and may not accurately reflect the appreciation of the price of the Common Stock from the grant date until the expiration of the option term. These assumptions are not intended to represent a forecast of future stock appreciation of Melita's Common Stock. No assurance can be given that Melita's Common Stock will appreciate at all.

OPTIONS EXERCISED AND YEAR-END VALUES OF AN EXERCISED OPTION

     The following table sets forth information, as of December 31, 1998, regarding the number of shares received and the value realized upon exercise of the stock options, and the number and value of exercisable and unexercisable options to purchase Common Stock of Melita held by Melita's Named Executive Officers.

      AGGREGATED OPTION EXERCISES IN 1998 AND 1998 YEAR-END OPTION VALUES

                                             NUMBER OF SHARES UNDERLYING         VALUE OF UNEXERCISED
                                                UNEXERCISED OPTIONS AT           IN-THE-MONEY OPTIONS
                                                  DECEMBER 31, 1998            AT DECEMBER 31, 1998(1)
                                             ----------------------------    ----------------------------
NAME                                         EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                         -----------    -------------    -----------    -------------
Aleksander Szlam.........................          --              --               --               --
William K. Dumont........................       8,750          91,250         $111,375       $1,010,375
Dan K. Lowring...........................      13,150          61,850          235,200          784,105
John A. Lamb.............................      18,750          43,750          276,075          513,800

---------------

(1) Calculated by multiplying the number of shares underlying options by the difference between the closing sale price for the Common Stock of $21.00 as reported by The NASDAQ Stock Market on December 31, 1998 and the exercise price of the options.

AGREEMENTS WITH EMPLOYEES

     Principal employees of Melita, including executive officers, are required to sign an agreement with Melita restricting the ability of the employee to compete with Melita during his or her employment and for a period of one year thereafter, restricting solicitation of customers and employees following employment with Melita, and providing for ownership and assignment of intellectual property rights to Melita.

     Mr. Szlam has entered into an employment agreement with us effective June 4, 1997. Pursuant to the agreement, Mr. Szlam is entitled to receive an annual base salary of $300,000, and is entitled to an annual bonus of $160,000. Based on his performance in 1997, our Board of Directors granted Mr. Szlam an additional bonus of $80,000, and based on his performance in 1998, our Board of Directors granted Mr. Szlam an additional bonus of $140,000. The Board of Directors has increased Mr. Szlam's base salary in 1999 to $330,000. Mr. Szlam's employment agreement has an initial term of two years and automatically renews for additional two-year terms unless Melita or Mr. Szlam cancels such renewal by giving three months' prior written notice. As neither Melita nor Mr. Szlam canceled this agreement by March 4, 1999, it has been extended automatically until June 2001. Under the terms of the agreement, Mr. Szlam has agreed to assign to us all patents, copyrights and other intellectual property developed by him during the course of his employment. In addition, Mr. Szlam has agreed not to solicit our customers or employees or to compete with us for two years following any termination of his employment.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Melita's officers and directors and persons who own more than ten percent of the Common Stock to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of Common Stock and any other equity securities of Melita with the Securities and Exchange Commission and The NASDAQ Stock Market. Officers, directors and greater than ten percent shareholders are required by Securities Exchange Commission regulations to furnish Melita with copies of all such forms they file.

     Based solely on a review of the copies of the forms that it has received, and on written representations from certain reporting persons that no additional forms were required, Melita believes that its officers, directors and greater than ten percent beneficial owners complied with all of these filing requirements in 1998.

401(K) PROFIT SHARING PLAN

     Melita maintains a 401(k) Profit Sharing Plan (the "401(k) Plan") which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Code. In general, all U.S. employees of Melita are eligible to participate at the beginning of the quarter following their hire date. The 401(k) Plan includes a salary deferral arrangement pursuant to which participants may contribute, subject to certain Code limitations, a maximum of 15% of their salary on a pre-tax basis, with a maximum deferral of $10,000. Starting in 1998, Melita guarantees a matching contribution of 40% of each participant's contribution up to 6% of the participant's salary and a discretionary match of up to 60% of each participant's contribution up to 6% of the participant's salary. In 1998, Melita's matching contribution was 45% of each participant's contribution up to 6% of the participant's salary, for an aggregate contribution of $433,769.62. A separate account is maintained for each participant in the 401(k) Plan. The portion of a participant's account attributable to his or her own contributions is 100% vested. The portion of the account attributable to Company contributions (including matching contributions) vests ratably over the next two years of service with Melita. Distributions from the 401(k) Plan may be made in the form of a lump-sum payment in cash or property or in the form of an annuity.

STOCK OPTION PLANS AND STOCK PURCHASE PLAN

     During 1992, the Company approved the 1992 Stock Option Plan (the "1992 Plan") for which 640,000 shares of common stock were authorized for use in the plan. During 1995, the number of authorized shares was increased to 1,000,000 shares of common stock. Options are granted at the fair market value and are exercisable based on the specific terms of the grant up to ten years from the grant date. Options granted primarily vest ratably over a four-or five-year employment period.

     As of April 22, 1999, options to purchase 442,403 shares of Common Stock were outstanding under the 1992 Plan at a weighted average exercise price of $4.42 per share and 519,852 shares of Common Stock have been issued upon exercise of options granted under the 1992 Plan.

     On February 6, 1997, the Company approved the 1997 Stock Option Plan (the "1997 Plan") for which 1,350,000 shares of common stock were authorized for issuance, less any options issued under the 1992 Plan. In October of 1997, the Company increased the number of shares available under the 1997 Plan to 1,850,000. On May 11, 1998, the shareholders approved an amendment to the 1997 Plan whereby the number of shares of common stock available for issuance under the 1997 Plan are automatically adjusted on the first day of each fiscal year, beginning with 1998, by a number of shares such that the total number of shares reserved for issuance under the 1997 Plan equals the sum of (i) the aggregate number of shares previously issued under the 1997 Plan and the 1992 Plan: (ii) the aggregate number of shares subject to then outstanding options granted under the 1997 Plan and the 1992 Plan; and (iii) 5% of the number of shares of common stock outstanding on the last day of the preceding fiscal year. Options are granted at the fair market value and are exercisable based on the specific terms of the grant up to ten years from the grant date. The options vest primarily over a four-year period subject to acceleration upon the achievement of certain performance measures.

     As of April 22, 1999, options to purchase 1,314,295 shares of Common Stock were outstanding under the 1997 Plan at a weighted average exercise price of $12.91 per share and 81,882 shares of Common Stock have been issued upon exercise of options granted under the 1997 Plan.

     Employee Stock Purchase Plan. Melita adopted an Employee Stock Purchase Plan (the "Stock Purchase Plan") on March 1, 1997, to become effective on June 4, 1997. A total of 250,000 shares of Melita's Common Stock have been reserved for issuance under the Stock Purchase Plan. The Stock Purchase Plan is intended to qualify under sec. 423 of the Code. An employee electing to participate in the Stock Purchase Plan must authorize on a semi-annual basis a stated dollar amount or percentage of the employee's regular pay (not to exceed 10%) to be deducted by Melita from the employee's pay. The price at which employees may purchase Common Stock is 85% of the closing price of the Common Stock on the NASDAQ National Market on the first day of the semi-annual period or the last day of the semi-annual period, whichever is lower. An employee may not sell shares of Common Stock purchased under the Stock Purchase Plan until the later of: (i) 180 days after the closing of this offering; or (ii) the first day of the second semi-annual period following the semi-annual period in which the right to purchase such shares was granted. Employees of Melita who have completed six full months of service with Melita and whose customary employment is more than 20 hours per week for more than nine months per calendar year are eligible to participate in the Stock Purchase Plan. An employee may not be granted an option under the Stock Purchase Plan if after the granting of the option such employee would be deemed to own 5% or more of the combined voting power or value of all classes of stock of Melita. As of April 22, 1999, approximately 205 employees are eligible to participate in the Stock Purchase Plan. The Stock Purchase Plan is administered by the Compensation Committee of the Board of Directors.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

     The Compensation Committee of Melita's Board of Directors has furnished the following report on Executive Compensation in accordance with the rules and regulations of the Securities and Exchange Commission. This report outlines the duties of the Committee with respect to executive compensation, the various components of Melita's compensation program for executive officers and other key employees, and the basis on which the 1998 compensation was determined for the executive officers of Melita, with particular detail given to the 1998 compensation for Melita's Chief Executive Officer.

     During 1998, the Compensation Committee was comprised of Donald L. House and Don W. Hubble.

     Duties of the Committee include establishing and approving compensation of the Chief Executive Officer, consulting with the Chief Executive Officer for the purpose of reviewing and approving compensation for other executive officers and key employees, administering Melita's stock option plans for employees, and approving management incentive bonuses. In performing the duties described above, the Compensation Committee seeks to achieve the following:

     (i) to provide compensation opportunities that are based on the performance of Melita;

     (ii) to provide competitive compensation programs that enable Melita to attract and retain highly qualified executive managers who are focused on enhancing shareholder value; and

     (iii) to coordinate compensation programs and practices so that they promote Melita's annual and long-term business objectives and strategies.

     The Compensation Committee in all instances seeks to link compensation to the value and level of the performance of the executive. The Compensation Committee seeks to achieve this objective by implementing, as the principal components of compensation, a program of base salary, incentive compensation and equity-based incentives. The compensation decisions of the Committee relative to Melita's executive officers and key employees are described below as to each of the foregoing components.

COMPENSATION OF EXECUTIVE OFFICERS GENERALLY

     Salary. The salary levels of Melita's executive officers and other key employees are reviewed by the Committee annually. In determining appropriate base-salary levels, the Committee considers factors such as duties and responsibilities inherent in the position held, initiative, performance, tenure and pay practices for other companies of similar size in the electronics industry, as well as business conditions generally prevailing in the software and technology industries.

     Melita refers to external information to determine base salaries paid by other companies for comparable positions. For example, Melita refers to a survey by organizations such as the American Electronics Association and Culpepper and Associates for both executives and non-executives to determine market salaries for comparable positions paid by other software and electronic companies of similar size, and awards salary increases based on the number of years experience and performance, giving consideration to the market salaries reflected by these surveys.

     Cash Bonuses. Annual cash bonuses are determined and paid to executives and key employees pursuant to Melita's compensation plan for executive officers and other key employees. For each executive and key employee, the cash bonus is based upon the attainment of financial and other objectives, either for Melita as a whole, or for the employee's area of responsibility. Cash bonuses for executive officers and other key employees are targeted at ranges from 15% of base salary to 100% of base salary. The amount of the bonus payable to any executive officer or other key employee ranges from 0% of targeted bonus to a maximum of 100% of targeted bonus depending on the level of performance goals achieved. Since bonus payments are based on the degree in which Melita achieves its overall operating income and revenue goals, the compensation of executive officers and key employees is higher during years in which Melita meets or exceeds its specified financial performance goals. Operating income (excluding acquisition related charges) and revenues for the year ended December 31, 1998 were $17.1 million and $93.4 million, respectively, as compared to an operating income and revenues of $11.4 million and $65.8 million, respectively, for the year ended December 31, 1997. Total cash bonuses of approximately $578,000 were paid to 8 members of senior management participating in the incentive plan during 1998. Total cash bonuses of approximately $478,000 were paid to 7 members of senior management participating in the plan during 1997.

     Equity-based Incentives. Melita maintains stock option plans to provide executive officers and other key employees and consultants with additional incentive to promote the financial success of Melita which, in turn, is intended to positively impact the value of Melita's Common Stock. Options granted under Melita's Stock Option Plans have generally been long-term (ten years). All such options are granted at an exercise price equal to fair market value on the date of grant. With such features, Melita considers stock options as a way of aligning the interest of management with the interest of Melita's shareholders to promote growth in Melita's stock price and inducing executive officers and other key employees to remain with Melita on a long-term basis. The Compensation Committee believes that Melita's long-term goals will best be achieved by maintaining in place the core management team of executive officers and other key employees. During 1998, options to purchase 142,500 shares of Melita's Common Stock were awarded to executive officers of Melita. As of April 22, 1999, options to purchase an aggregate 1,756,698 shares of Melita's Common Stock were held by 435 employees under Melita's Stock Option Plans. Included in this amount as of April 22, 1999 are options to purchase approximately 237,500 shares of Melita's Common Stock at an average exercise price of $8.66 held by executive officers named in the Summary Compensation Table.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     In establishing the 1998 cash bonus compensation for Mr. Szlam, Melita observed similar guidelines as set forth for executive officers generally. Melita does not assign specific weighting to the various guidelines or factors, other than the consideration that is given to Melita's achievement of its overall operating income and revenue goals. During 1998, Mr. Szlam's base salary was set at $300,000, as compared to $300,000 for the immediately preceding year. Mr. Szlam's bonus was targeted at $160,000 for 1997. The Compensation Committee approved a bonus of $240,000 to Mr. Szlam for 1998, reflecting the fact that Melita had exceeded its targeted goals for operating income and revenue for 1997. In 1997, Mr. Szlam received a bonus of $160,000.

POLICY WITH RESPECT TO QUALIFYING COMPENSATION FOR DEDUCTIBILITY

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deduction allowable to Melita for compensation paid to the Chief Executive Officer and each of the four other most highly compensated executive officers to $1.0 million. Qualified performance-based compensation is excluded from this limitation if certain requirements are met. Melita's policy is generally to preserve the federal income tax deductibility of compensation paid, to the extent feasible. The Compensation Committee believes that awards under Melita's management incentive plan and its award of options made under stock option plans for employees will qualify as performance-based compensation and thereby be excluded from the $1.0 million limitation. Notwithstanding Melita's policy to preserve the federal income tax deductibility of compensation payments, under certain circumstances, the Compensation Committee, in its discretion, may authorize payment, such as salary, bonuses or otherwise, that may cause an executive officer's income to exceed the deductible limits.

                                          Compensation Committee
                                          Donald L. House
                                          Don W. Hubble

                            STOCK PERFORMANCE GRAPH

     The following line-graph provides a comparison of the cumulative total shareholder return on Melita's Common Stock for the period from the date of Melita's initial public offering on June 4, 1997 through December 31, 1998, against the cumulative shareholder return during such period achieved by the NASDAQ Stock Market (U.S. Companies) and an index of Melita's competitors in the customer contact and call management systems industry (the "Call Management Index"). All amounts have been calculated as if all dividends were reinvested.

                                                  MELITA INTERNATIONAL               NASDAQ               CALL MANAGEMENT INDEX
                                                  --------------------               ------               ---------------------
June 1997                                                  100                         100                         100
1997                                                        91                         113                         100
1998                                                       210                         159                         118

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1997, Donald L. House and Don W. Hubble served as members of the Compensation Committee of the Board of Directors. Neither of these directors served as an officer or employee or was formerly an officer of Melita or its subsidiaries.

                              CERTAIN TRANSACTIONS

TAX INDEMNIFICATION AGREEMENT

     Melita has entered into Tax Indemnification Agreements with certain of its shareholders providing for, among other things, the indemnification of Melita by such shareholders for any federal and state income taxes (including interest) incurred by Melita if for any reason Melita is deemed to be treated as a C corporation during any period for which it reported its earnings to the taxing authorities as an S corporation. The Tax Indemnification Agreements further provide for the cross-indemnification of Melita and of each existing shareholder for certain additional taxes (including interest and, in the case of existing shareholders, penalties) resulting from Melita's operations during the period in which it was an S corporation.

                                   PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     In January 1999, the Board of Directors appointed the accounting firm of Arthur Andersen, LLP to serve as its independent auditor. The appointment of this firm was recommended to the Board by its Audit Committee. A proposal to ratify that appointment will be presented at the Meeting. Representatives of Arthur Andersen, LLP are expected to be present at the meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

     The Board of Directors recommends that the shareholders vote FOR ratification of selection of independent auditors.

                             SHAREHOLDER PROPOSALS

     Rules of the Securities and Exchange Commission require that any proposal by a shareholder of Melita for consideration at the 2000 Annual Meeting of Shareholders must be received by Melita no later than December 29, 1999, if any such proposal is to be eligible for inclusion in Melita's proxy materials for its 2000 Annual Meeting. Under such rules, Melita is not required to include shareholder proposals in its proxy materials unless certain other conditions specified in such rules are met.

     In order for a shareholder to bring any business or nominations before any Annual Meeting of Shareholders, certain conditions set forth in Section 2.13 of Melita's Amended and Restated Bylaws must be complied with, including, but not limited to, delivery of notice to Melita not less than 60 days prior to the meeting as originally scheduled; provided, however, that in the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholders to be timely must be received not later than the close of business on the 10th day following the date on which such notice of the date of meeting was mailed.

                                 OTHER MATTERS

     Management of Melita is not aware of any other matter to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this Proxy Statement. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

                                          BY ORDER OF THE BOARD OF DIRECTORS,
                                          /S/ Dan K. Lowring
                                          Dan K. Lowring
                                          Secretary

April 26, 1999

PROXY                                                                      PROXY

                        MELITA INTERNATIONAL CORPORATION
                         5051 PEACHTREE CORNERS CIRCLE
                          NORCROSS, GEORGIA 30092-2500

    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF MELITA INTERNATIONAL CORPORATION (THE "COMPANY") FOR THE 1999 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 26, 1999 (THE "ANNUAL MEETING").

    The undersigned hereby appoints Aleksander Szlam and Dan K. Lowring, and each of them, with full power of substitution, as proxies to vote all of the shares of Common Stock of the Company which the undersigned may be entitled to vote at the Annual Meeting, and at any adjournments thereof, on the following matters in the following manner:

1.  Election of Directors.             [ ]  FOR all nominees listed below        [ ]  WITHHOLD AUTHORITY to
                                          (except as marked to the contrary         vote for all nominees listed below
                                           below)

     Aleksander Szlam, Donald L. House, Don W. Hubble, Andrew J. Filipowski

   (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name below.)

           ---------------------------------------------------------------------

2. Approval of the appointment of Arthur Andersen, LLP as the independent auditors of the Company for the fiscal year ended December 31, 1999.

        FOR  [ ]                AGAINST  [ ]                ABSTAIN  [ ]

3. In accordance with their judgment, upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

                        PLEASE SIGN AND DATE ON REVERSE.

    WHEN THIS PROXY IS PROPERLY EXECUTED AND RETURNED, AND NOT REVOKED, THE SHARES IT REPRESENTS WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE CHOICES SPECIFIED ABOVE. IF NO CHOICE IS SPECIFIED, IT WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 ABOVE AND FOR PROPOSAL 2.

      PLEASE DATE AND SIGN THIS PROXY EXACTLY AS YOUR NAME APPEARS BELOW.

                                                              ------------------------------         ------------------
                                                              Signature*                             Date

                                                              ------------------------------         ------------------
                                                              Signature*                             Date

                                                              * NOTE: When signing as attorney, trustee, administrator,
                                                              executor or guardian, please give your full title as such.
                                                              If a corporation, please sign in full corporate name by
                                                              President or other authorized officer. In the case of
                                                              joint tenants, each joint owner must sign.

                       I PLAN TO ATTEND THE MEETING  [ ]